EXHIBIT 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of certain provisions of the only securities of BIOLASE, Inc. (“BIOLASE,” “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934:  (i) BIOLASE common stock, par value $0.001 per share (our “Common Stock”), (ii) Series F Convertible Preferred Stock, par value $0.001 per share (“Series F Preferred Stock”), and (iii) warrants to purchase shares of Common Stock (“Warrants”). This summary does not purport to be complete and is subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as well as BIOLASE’s Restated Certificate of Incorporation, as amended (our “Charter”), and BIOLASE’s Seventh Amended and Restated Bylaws (our “Bylaws”), each of which is included as an exhibit to our Annual Report on Form 10-K and incorporated by reference herein.

Our Authorized Capital Stock

Under our Charter, we are authorized to issue 180,000,000 shares of our Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights.  Holders of our Common Stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the BIOLASE board of directors (our “Board”) may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Dividend Rights.  Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our Common Stock, the holders of our Common Stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our ability to pay dividends on our Common Stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights.  Each holder of our Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that our Board may designate and we may issue in the future. Holders of our Common Stock have no preemptive, conversion or other rights to subscribe for additional shares. Our Common Stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock.

Liquidation Rights.  Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Standstill Agreements.  Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our Common Stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our Common Stock and (ii) not to sell, transfer or otherwise convey shares of our Common Stock (or warrants or other rights to acquire shares of our Common Stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our Common Stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our Charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. 70,000 of the 1,000,000 authorized shares of preferred stock have been designated as Series E Participating Convertible Preferred Stock (“Series E Preferred Stock”), and 18,000 of the 1,000,000 authorized shares of preferred stock have been designated as Series F Convertible Preferred Stock.  No shares of Series E Preferred Stock were outstanding as of December 31, 2020 or are expected to be issued thereafter, given that, by their terms, shares of Series E Preferred Stock automatically converted into shares of our Common Stock following certain approvals that occurred at the BIOLASE 2020 annual meeting of stockholders.

Series F Convertible Preferred Stock

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, holders of Series F Preferred Stock are not entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, our Charter and our Bylaws) of holders of our Common Stock.

Dividends. Holders of Series F Preferred Stock are entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of our Common Stock when, as and if such dividends are paid on shares of our Common Stock.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series F Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of Common Stock would receive if the Series F Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to Common Stock, which amounts shall be paid pari passu with all holders of our Common Stock.

Conversion. Each share of Series F Preferred Stock is convertible at our option at any time on or after the first anniversary of the expiration of the rights offering completed on July 22, 2020 (the “Rights Offering”) or at the option of the holder at any time, into the number of shares of our Common Stock determined by dividing the $1,000 stated value per share of the Series F Preferred Stock by a conversion price of $0.40 per share (subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications). Subject to limited exceptions, a holder of the Series F Preferred Stock will not have the right to convert any portion of the Series F Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to its conversion. A holder of the Series F Preferred Stock, upon notice to us, may increase or decrease the beneficial ownership limitation provisions of such holder’s Series F Preferred Stock, provided that in no event shall the limitation exceed 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to its conversion. In the event that a conversion is effected at our option, we will exercise such option to convert shares of Series F Preferred Stock on a pro rata basis among all of the holders based on such holders’ shares of Series F Preferred Stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series F Preferred Stock. Shares of Series F Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous provisions. There is no restriction on the repurchase or redemption of shares by us while there is any arrearage in the payment of dividends.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our Common Stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our Common Stock or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding Common Stock, then, upon any subsequent conversion of the Series F Preferred Stock, any holder of the Series F Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration such holder would have been entitled to receive if such holder had been a holder of the number of shares of Common Stock then issuable upon conversion in full of the Series F Preferred Stock.

Warrants

The Warrants issued as a part of the Rights Offering were designated as our “Series 1” warrants. The Warrants are separately transferable through their expiration five years from the date of issuance. Each Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $0.40 per share from the date of issuance through its expiration.  The Warrants were issued pursuant to a warrant agent agreement by and between BIOLASE and Computershare Trust Company, N.A., the warrant agent.

Exercisability.  Each Warrant is exercisable at any time and expires five years from the date of issuance. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering us a duly executed exercise notice and payment in full for the number of shares of our Common Stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of our Common Stock issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on or a subdivision, combination or recapitalization of our Common Stock. If we effect a merger, consolidation, sale of substantially all of our assets or other similar transaction, then, upon any subsequent exercise of a Warrant, the Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if such holder had been a holder of the number of shares of our Common Stock then issuable upon exercise in full of the Warrant.

Cashless Exercise.  If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of a Warrant, the holder may exercise the Warrant on a cashless basis. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Common Stock purchasable upon such exercise.

Exercise Price.  Each Warrant represents the right to purchase one share of our Common Stock at an exercise price of $0.40 per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications, and for certain dilutive issuances. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to its exercise. The holder, upon notice to us, may increase or decrease the beneficial ownership limitation provisions of the Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise of the Warrant.

Transferability.  Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to BIOLASE with a completed and signed assignment in the form attached to the Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Rights as Stockholder.  Except as set forth in the Warrant, the holder of a Warrant, solely in such holder’s capacity as a holder of a Warrant, will not be entitled to vote, to receive dividends or to any of the other rights of our stockholders.

Amendments and Waivers.  The provisions of each Warrant may be modified or amended or the provisions thereof waived with the written consent of BIOLASE and the holder.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of BIOLASE that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Common Stock, and may also limit the price that investors are willing to pay in the future for our Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our Common Stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of BIOLASE that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying our Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of the Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of BIOLASE issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of our Board in accordance with Delaware law and our Charter, except that certain sections of our Bylaws (including but not limited to certain provisions regarding special meetings, voting, officers and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on our Board or our stockholders.

Forum Selection

Unless our Board acting on behalf of BIOLASE selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BIOLASE, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to BIOLASE or our stockholders, (iii) any action asserting a claim against BIOLASE or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against BIOLASE or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the action outside of the State of Delaware as agent for such stockholder.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BIOL.”  Neither the Series F Preferred Stock nor the Warrants are listed on any securities exchange.

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